Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-213646, 333-218480 and 333-220265 on Form S-3 and Registration Statement No. 333-220264 on Form S-8 of Limbach Holdings, Inc. of our report dated April 2, 2018 relating to the consolidated balance sheets of Limbach Holdings, Inc. and Subsidiaries as of December 31, 2017 (Successor) and 2016 (Successor) and the related consolidated statements of operations, stockholders' equity, and cash flows, for the year ended December 31, 2017 (Successor) and for the period from July 20, 2016 to December 31, 2016 (Successor) and the consolidated statements of operations, members’ equity, and cash flows of Limbach Holdings, LLC and Subsidiaries for the period from January 1, 2016 to July 19, 2016 (Predecessor) appearing in this Annual Report on Form 10-K.

/s/ Crowe Horwath LLP

Indianapolis, Indiana

April 2, 2018